EXHIBIT 99.2

Office of the United States Trustee

   In re:
   The Kushner-Locke Company

   Chapter 11
   Case No. LA 01-44828-SB (Administratively Consolidated with
   Case Nos. LA 01-44829-SB through LA 01-44831-SB; LA 01-
   44833-SB through LA 01-44836-SB; and LA 01-44841-SB)

   DEBTOR IN POSSESSION OPERATING REPORT

Report Number:	35

For the Period FROM:	9/1/2004

TO:	9/30/2004

1 Profit and Loss Statement (Accrual Basis Only)
A. Related to Business Operations
Gross Sales		$—

Costs Related to Revenues (Film Cost Amortization)

Gross Profit			—

Less: Operating Expenses
Officer Compensation	44,281

Salaries and Wages — Other Employees	11,781

Total Salaries and Wages		56,062

Employee Benefits and Pensions		2,655

Employer Payroll Taxes/Fees	1,925

Other Taxes

Total Taxes		1,925

Rent and Lease Expense (including parking)	3,802

Distribution/Delivery Expenses	10,612

Interest Expense

Insurance

Automobile Expense/Mileage

Utilities (incl. Phone, phone equipment, internet)	445

Depreciation and Amortization

Business Equipment Leases

Business Expense reimbursement	2,524

Storage Expense	7,418

Supplies, Office Expenses, Photocopies, etc.	526

Bad Debts

Miscellaneous Operating Expenses

Total Operating Expenses		85,969

Net Gain/Loss from Business Operations			(85,969)

B. Not related to Business Operations
Income
Interest Income

Other Non-Operating Revenues		—

Gross Proceeds on Sale of Assets	—

Less: Original Cost of Assets plus expenses of sale	—

Net Gain/Loss on Sale of Assets		—

Total Non-Operating Income			—

Expenses Not Related to Business Operations
Legal and Professional Service Fees		92,874

Other Non-Operating Expenses (Board/Trustee fees)		3,250

Total Non-Operating Expenses			96,124

NET INCOME/(LOSS) FOR PERIOD			$(182,093)

DEBTOR IN POSSESSION OPERATING REPORT NO: 35	Page 2 of 2

2	Aging of Accounts Payable and Accounts Receivable (exclude prepetition accounts payable):

	Accounts Payable	Accounts Receivable

Current Under 30 days	—	—

Overdue 31-60 days	—	—

Overdue 61-90 days	—

Overdue 91-120 days	—

Overdue Over 121 days	—

Due in the Future	—	1,600,459

TOTAL	—	1,600,459

3	Statement of Status of Payments to Secured Creditors and Lessors:

No payments to Secured Creditors or Lessors were paid or payable during the reporting period.

4	Tax Liability

No tax payments were paid or payable during the reporting period other than payroll taxes shown above.

5	Insurance Coverage

	Carrier/Agent Name	Amount of Coverage	Policy Expiration Date	Premium Paid Through Date

Worker’s Compensation (RENEWED) Commercial Property (RENEWED) Errors & Omissions — Library (RENEWED)	St. Paul St. Paul St. Paul	1,000,000 2,000,000 3,000,000	1/14/2005 2/14/2005 3/3/2005	1/14/2005 2/14/2005 3/3/2005

6	Questions:

A.	Has the Debtor in Possession provided compensation to any officers, directors, shareholders, or other principals without the approval of the Office of the United States Trustee?

☐ Yes Explain:

☒ No

B.	Has the Debtor in Possession, subsequent to the filing of the petition, made any payments on its prepetition unsecured debt, except as authorized by the Court?

☐ Yes Explain:

☒ No

7	Statement on Unpaid Professional Fees (Postpetition Amounts Only)

Total unpaid post-petition Professional Fees during the reporting period: $172,364.86

8	Narrative Report of Significant Events and Events out of the Ordinary Course of Business:

None.

9	Quarterly Fees:

Paid

I, Alice Neuhauser, declare under penalty of perjury that the information contained in the above Debtor in Possession Interim Statement is true and correct to the best of my knowledge.

/s/ Alice P. Neuhauser Debtor in Possession